Exhibit 99.1

Saratoga Investment Corp. Announces Fiscal Second

Quarter 2025 Financial Results

Reports Per Share Increases in Net Investment Income (“NII”), Adjusted NII, and Net Asset Value (“NAV”), as Compared to Prior Quarter

__________________________________________

NEW YORK, October 8, 2024 – Saratoga Investment Corp. (NYSE: SAR) (“Saratoga Investment” or “the Company”), a business development company (“BDC”), today announced financial results for its 2025 fiscal second quarter ended August 31, 2024.

Summary Financial Information

The Company’s summarized financial information is as follows:

	For the three months ended and as of
($ in thousands, except per share)	August 31, 2024	May 31, 2024	August 31, 2023
Assets Under Management (AUM)	1,040,711	1,095,559	1,098,945
Net Asset Value (NAV)	372,054	367,855	362,079
NAV per share	27.07	26.85	28.44
Total Investment Income	43,003	38,678	35,514
Net Investment Income (NII) per share	1.33	1.05	1.15
Adjusted NII per share	1.33	1.05	1.08
Earnings per share	0.97	0.48	0.65
Dividends per share (declared)	0.74	0.74	0.71
Return on Equity – last twelve months	5.8%	4.4%	9.6%
– annualized quarter	14.4%	7.2%	9.0%
Originations	2,584	39,301	27,447
Repayments	60,140	75,703	6,036

Christian L. Oberbeck, Chairman and Chief Executive Officer of Saratoga Investment, commented, “Highlights this quarter include the successful full repayment and resolution of our Knowland investment, the last of our four non-accrual or watchlist investments in our portfolio resolved this past year, a return to increasing NAV per share and continued substantial overearning of our record level of dividends. Our annualized second quarter dividend of $0.74 per share implies a 12.7% dividend yield based on the stock price of $23.26 per share on October 7, 2024. The substantial overearning of the dividend this quarter continues to support the current level of dividends, increases NAV, supports increased portfolio growth and provides a cushion against adverse events. This quarter’s earnings continue to benefit from elevated levels of rates and spreads on Saratoga Investment’s largely floating rate assets, while costs of long-term balance sheet liabilities are largely fixed but callable either now or in the future.”

“Though interest rates have decreased from their highs, they remained stable throughout our fiscal second quarter, resulting in solid recurring net interest margins on our portfolio. In addition, our strong reputation and differentiated market positioning, combined with our ongoing development of sponsor relationships, continues to create attractive investment opportunities from high quality sponsors. We appear to be seeing the early stages of a potential increase in M&A in the lower middle market, reflected in multiple repayments over the past few months, in addition to significant new originations, including importantly, two new portfolio investments closed subsequent to quarter-end.”

“Saratoga’s solid overall performance is reflected in our continued strong key performance indicators this past quarter, including: (i) sequential adjusted NII per share increase of 26.7% over the past quarter ($1.05 to $1.33 per share), including one-time accrued interest benefits from the Knowland sale, (ii) sequential NAV per share increase of $0.22 per share ($26.85 to $27.07 per share), (iii) dividend of $0.74 per share, up 4.2% from $0.71 per share in the second quarter of 2023, and (iv) continued over-earning of the current dividend.”

“At the foundation of our strong operating performance is the high-quality nature, resilience and balance of our $1.041 billion portfolio in the current environment. Where we have encountered significant challenges in four of our portfolio companies over the past year, we have completed decisive action:

●	the Zollege restructuring was completed last quarter, and the Pepper Palace restructuring this quarter. As of quarter-end, both investments are now being held at a total combined remaining fair value of $3.6 million, and Saratoga has taken control over both investments and brought in new CEOs through consensual restructurings with the prior sponsors and former management. We continue to actively implement management changes, capital structure improvements and business plan adjustments, which have the potential for future increases in recovery value;

●	our Knowland investment repaid our full principal as well as all accrued and reserved interest through a sale transaction. As of August 31, 2024, we recognized the $7.9 million previously reserved interest into NII, and also booked a $0.5 million unrealized appreciation. This leaves $2.7 million that will be recognized into unrealized appreciation in the third quarter; and

●	our Netreo investment was also sold in the prior quarter, with full recovery of our invested debt capital and a modest overall return.”

“The remaining core non-CLO portfolio was relatively unchanged this quarter, and the CLO and JV were marked down by $2.7 million, for a total net reduction in portfolio value of $4.7 million this quarter. Our total portfolio fair value is now 0.2% above cost, while our core non-CLO portfolio, is 3.3% above cost. With the two restructurings completed and Knowland and Netreo having repaid, we have resolved uncertainties related to all four portfolio companies on our watch list. The overall financial performance and strong earnings power of our current portfolio reflects strong underwriting in our solid, growing portfolio companies and sponsors in well-selected industry segments.”

“We continue to remain prudent and discerning in terms of new commitments in the current volatile environment. Originations this quarter demonstrate that, despite an overall robust pipeline, there are periods when investments we review do not meet our high-quality credit and pricing standards, like this quarter where we originated no new portfolio company investments while benefitting from five follow-on investments in existing portfolio companies that we know well with strong business models and balance sheets. Subsequent to quarter-end we have seen actionable opportunities, and closed on two new platform companies for the first time in several quarters.”

“Our quarter-end cash position grew to $162.0 million, largely due to net repayments of $57.6 million, with originations this quarter totaling $2.6 million versus $60.1 million of repayments and amortization. This increase in cash and cash equivalents has improved our effective leverage from 159.6% regulatory leverage to 172.0% net leverage, netting available cash against outstanding debt.”

“Our overall credit quality for this quarter increased to 99.7% of credits rated in our highest category, with the two investments remaining on non-accrual status being Zollege and Pepper Palace and which have been successfully restructured, representing only 0.3% and 0.4% of fair value and cost, respectively. With 85.2% of our investments at quarter-end in first lien debt and generally supported by strong enterprise values and balance sheets in industries that have historically performed well in stressed situations, we believe our portfolio and company leverage is well structured for future economic conditions and uncertainty.”

Mr. Oberbeck concluded, “As we navigate through a dynamic interest rate environment and uncertain economic outlook, we remain confident in our experienced management team, robust pipeline, strong leverage structure, and high underwriting standards to continue to steadily increase our portfolio size, quality and investment performance over the long-term to deliver exceptional risk adjusted returns to shareholders.”

Discussion of Financial Results for the Quarter ended August 31, 2024:

●	AUM as of August 31, 2024, was $1.041 billion, a decrease of 5.3% from $1.099 billion as of August 31, 2023, and a decrease of 5.0% from $1.096 billion as of last quarter.

●	Total investment income for the three months ended August 31, 2024, was $43.0 million, an increase of $7.5 million, or 21.1%, from $35.5 million in the three months ended August 31, 2023, and $4.3 million, or 11.2%, as compared to $38.7 million for the quarter ended May 31, 2024. This quarter’s investment income increases were primarily due to the reversal of the Knowland interest reserve of $7.9 million that was previously on non-accrual status, following the investment’s full repayment subsequent to quarter-end, including accrued interest. Investment income reflects a weighted average interest rate of 12.6%, consistent with last quarter and last year.

●	Total expenses for second fiscal quarter 2025, excluding interest and debt financing expenses, base management fees and incentive fees, and income and excise taxes, increased $0.1 million to $2.2 million as compared to $2.1 million in the second quarter of fiscal year 2023, and decreased $0.7 million as compared to $2.9 million for the quarter ended May 31, 2024. This represented 0.7% of average total assets on an annualized basis, unchanged from 0.7% last year and down from 1.0% last quarter.

●	Adjusted NII for the quarter ended August 31, 2024, was $18.2 million, an increase of $5.0 million, or 38.3%, from $13.2 million in the period ended August 31, 2023, and $3.9 million, or 26.9%, from $14.3 million in the prior quarter. The increases in investment income were primarily offset by (i) increased interest expense resulting from the various new Notes Payable and SBA debentures issued during the past year, and (ii) increased incentive management fees from higher average AUM and earnings.

●	NII Yield as a percentage of average net asset value was 19.7% for the quarter ended August 31, 2024. Adjusted for the incentive fee accrual related to net capital gains, the NII Yield was also 19.7%. In comparison, adjusted NII Yield was 15.0% for the quarter ended August 31, 2023, and 15.5% for the quarter ended May 31, 2024.

●	NAV was $372.1 million as of August 31, 2024, an increase of $10.0 million from $362.1 million as of August 31, 2023, and an increase of $4.2 million from $367.9 million as of May 31, 2024.

●	NAV per share was $27.07 as of August 31, 2024, compared to $28.44 as of August 31, 2023, and $26.85 as of May 31, 2024.

●	Return on equity (“ROE”) for the last twelve months ended August 31, 2024, was 5.8%, down from 9.6% for the comparable period last year, and up from 4.4% in the previous quarter. ROE on an annualized basis for the quarter ended August 31, 2024 was 14.4%.

●	The weighted average common shares outstanding increased from 12.2 million last year to 13.7 million for both this year’s quarters.

Portfolio and Investment Activity as of August 31, 2024

●	Fair value of Saratoga Investment’s portfolio was $1.041 billion, excluding $162.0 million in cash and cash equivalents, principally invested in 50 portfolio companies, one collateralized loan obligation fund (the “CLO”) and one joint venture fund (the “JV”).

●	Cost of investments made during the period: $2.6 million, including five follow-ons and no investments in new portfolio companies.

●	Principal repayments during the period: $60.1 million, including three full and four partial repayments of existing investments, plus amortization.

o	The fair value of the portfolio also decreased by $4.7 million of net realized losses and unrealized appreciation, consisting of a $34.0 million realized loss on our Pepper Palace investment following its restructuring this quarter, offset by a $0.5 million realized gain on our Book4time Class A preferred investment resulting from the sale of the company, and $28.7 million unrealized appreciation across the portfolio.

o	The unrealized appreciation includes (i) reversal of $32.1 million net unrealized depreciation previously recognized on our Pepper Palace and Book4 time realized investments, offset by (i) $2.7 million net unrealized depreciation on our CLO and JV, primarily related to mark-downs due to individual credits in the CLO broadly syndicated portfolio, (ii) an additional $0.2 million unrealized depreciation completing the Zollege investment restructuring, and (iii) $0.5 million unrealized depreciation on the remaining core BDC portfolio.

o	Since taking over management of the BDC, the Company has generated $1.03 billion of repayments and sales of investments originated by Saratoga Investment, generating a gross unlevered IRR of 15.2%. Total investments originated by Saratoga is $2.2 billion.

●	The overall portfolio composition consisted of 85.2% of first lien term loans, 2.5% of second lien term loans, 1.6% of unsecured term loans, 2.2% of structured finance securities, and 8.5% of common equity.

●	The weighted average current yield on Saratoga Investment’s portfolio based on current fair values was 11.5%, which was comprised of a weighted average current yield of 12.3% on first lien term loans, 18.0% on second lien term loans, 10.8% on unsecured term loans, 13.3% on CLO subordinated notes and 0.0% on equity interests.

Portfolio Update:

Subsequent to quarter-end, Saratoga Investment has executed approximately $56.7 million of new originations in two new portfolio companies and two follow-ons, including delayed draws, and had one repayment of $20.5 million, for a net increase in investments of $36.2 million. The repayment was the full repayment of Knowland, including interest, as previously noted.

Liquidity and Capital Resources

Outstanding Borrowings:

●	As of August 31, 2024, Saratoga Investment had a combined $52.5 million in outstanding combined borrowings under its $65.0 million senior secured revolving credit facility with Encina and its $75.0 million senior secured revolving credit facility with Live Oak.

●	At the same time, Saratoga Investment had $175.0 million SBA debentures in its SBIC II license outstanding, $39.0 million SBA debentures in its SBIC III license outstanding, $269.4 million of listed baby bonds issued, $250.0 million of unsecured unlisted institutional bond issuances, five unlisted issuances of $52.0 million in total, and an aggregate of $162.0 million in cash and cash equivalents.

Undrawn Borrowing Capacity:

●	With $87.5 million available under the two credit facilities and $162.0 million of cash and cash equivalents as of August 31, 2024, Saratoga Investment has a total of $249.5 million of undrawn credit facility borrowing capacity and cash and cash equivalents for new investments or to support its existing portfolio companies in the BDC.

●	In addition, Saratoga Investment has $136.0 million in undrawn SBA debentures available from its existing SBIC III license. Availability under the Encina and Live Oak credit facilities can change depending on portfolio company performance and valuation. In addition, certain follow-on investments in SBIC II and the BDC will not qualify for SBIC III funding. Overall outstanding SBIC debentures are limited to $350.0 million across all active SBIC licenses.

●	Total Saratoga undrawn borrowing capacity is therefore $385.5 million.

●	As of quarter-end, Saratoga Investment had $48.4 million of committed undrawn lending commitments and $83.7 million of discretionary funding commitments.

Additionally:

●	Saratoga Investment has an active equity distribution agreement with Ladenburg Thalmann & Co. Inc., Raymond James and Associates, Inc, Lucid Capital Markets, LLC and Compass Point Research and Trading, LLC, through which Saratoga Investment may offer for sale, from time to time, up to $300.0 million of common stock through an ATM offering.

o	As of August 31, 2024, Saratoga Investment has sold 6,543,878 shares for gross proceeds of $172.5 million at an average price of $26.37 for aggregate net proceeds of $171.0 million (net of transaction costs). During the three and six months ended August 31, 2024, Saratoga Investment did not sell any shares under the ATM program.

●	On June 14, 2024, Saratoga Investment and its wholly owned financing subsidiary, Saratoga Investment Funding III LLC (“SIF III”), entered into the First Amendment and Lender Joinder to the Credit and Security Agreement (the “Amendment” and the Credit and Security Agreement as amended by the Amendment, the “Credit Agreement”), by and among SIF III, as borrower, the Company, as collateral manager and as equity holder, the lenders parties thereto, and Live Oak Banking Company, as administrative agent and as collateral agent, relating to the special purpose vehicle financing credit facility (the “Live Oak Credit Facility”). The Amendment, among other things: (i) increased the borrowings available under the Live Oak Credit Facility from up to $50.0 million to up to $75.0 million, subject to a borrowing base requirement; (ii) added New Lenders (as identified in the Amendment) to the Credit Agreement; (iii) replaced administrative agent approval with “Required Lender” (as defined in the Credit Agreement) approval with respect to certain matters; (iv) replaced Required Lender approval with 100% lender approval with respect to certain matters; and (v) changed the definition of Required Lender to require the approval of at least two unaffiliated lenders.

Dividend

On August 22, 2024, Saratoga Investment announced that its Board of Directors declared a quarterly dividend of $0.74 per share for the fiscal quarter ended August 31, 2024, paid on September 26, 2024, to all stockholders of record at the close of business on September 11, 2024.

Shareholders have the option to receive payment of dividends in cash or receive shares of common stock, pursuant to the Company’s DRIP. Shares issued under the Company’s DRIP is issued at a 5% discount to the average market price per share at the close of trading on the ten trading days immediately preceding (and including) the payment date.

The following table highlights Saratoga Investment’s dividend history over the past eleven quarters:

Declared	Ex-Date	Record	Payable	Amount
August 22, 2024	September 11, 2024	September 11, 2024	September 26, 2024	$0.74
May 23, 2024	June 13, 2024	June 13, 2024	June 27, 2024	$0.74
February 15, 2024	March 12, 2024	March 13, 2024	March 28, 2024	$0.73
November 15, 2023	December 8, 2023	December 11, 2023	December 28, 2023	$0.72
August 14, 2023	September 13, 2023	September 14, 2023	September 28, 2023	$0.71
May 22, 2023	June 12, 2023	June 13, 2023	June 29, 2023	$0.70
February 28, 2023	March 15, 2023	March 16, 2023	March 30, 2023	$0.69
November 15. 2022	December 14, 2022	December 15, 2022	January 4, 2023	$0.68
August 29, 2022	September 13, 2022	September 14, 2022	September 29, 2022	$0.54
May 26, 2022	June 13, 2022	June 14, 2022	June 29, 2022	$0.53
February 28, 2022	March 11, 2022	March 14, 2022	March 28, 2022	$0.53

Share Repurchase Plan

As of August 31, 2024, the Company purchased 1,035,203 shares of common stock, at the average price of $22.05 for approximately $22.8 million pursuant to its existing Share Repurchase Plan. During the three and six months ended August 31, 2024, the Company did not purchase any shares of common stock pursuant to its Share Repurchase Plan.

Of note, in fiscal year 2015, the Company announced the approval of an open market share repurchase plan that allows it to repurchase up to 200,000 shares of its common stock at prices below its NAV as reported in its then most recently published financial statements. Since then, the Share Repurchase Plan has been extended annually, and the Company has periodically increased the amount of shares of common stock that may be purchased under the Share Repurchase Plan, most recently to 1.7 million shares of common stock. On January 8, 2024, our board of directors extended the Share Repurchase Plan for another year to January 15, 2025.

2025 Fiscal Second Quarter Conference Call/Webcast Information

When:	Wednesday, October 9, 2024
10:00 a.m. Eastern Time (ET)

How:	Webcast: Interested parties may access a live webcast of the call and find the Q2 2025 presentation by going to the “Events & Presentations” section of Saratoga Investment Corp.’s investor relations website, Saratoga events and presentations (https://edge.media-server.com/mmc/p/4wjabwge). A replay of the webcast will also be available for a limited time at Saratoga events and presentations (https://ir.saratogainvestmentcorp.com/events-presentations).

Call:	To access the call by phone, please go to this link Registration Link (https://register.vevent.com/register/BI004113120bd94b86a98c7524bf95f17e) and you will be provided with dial in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time.

About Saratoga Investment Corp.

Saratoga Investment is a specialty finance company that provides customized financing solutions to U.S. middle-market businesses. The Company invests primarily in senior and unitranche leveraged loans and mezzanine debt, and, to a lesser extent, equity to provide financing for change of ownership transactions, strategic acquisitions, recapitalizations and growth initiatives in partnership with business owners, management teams and financial sponsors. Saratoga Investment’s objective is to create attractive risk-adjusted returns by generating current income and long-term capital appreciation from its debt and equity investments. Saratoga Investment has elected to be regulated as a business development company under the Investment Company Act of 1940 and is externally managed by Saratoga Investment Advisors, LLC, an SEC-registered investment advisor focusing on credit-driven strategies. Saratoga Investment Corp. owns two active SBIC-licensed subsidiaries, having surrendered its first license after repaying all debentures for that fund following the end of its investment period and subsequent wind-down. Furthermore, it manages a $650 million collateralized loan obligation (“CLO”) fund and co-manages a joint venture (“JV”) fund that owns a $400 million collateralized loan obligation (“JV CLO”) fund.  It also owns 52% of the Class F and 100% of the subordinated notes of the CLO, 87.5% of both the unsecured loans and membership interests of the JV and 87.5% of the Class E notes of the JV CLO. The Company’s diverse funding sources, combined with a permanent capital base, enable Saratoga Investment to provide a broad range of financing solutions.

Forward Looking Statements

This press release contains historical information and forward-looking statements with respect to the business and investments of the Company, including, but not limited to, the statements about future events or our future performance or financial condition. Forward-looking statements can be identified by the use of forward looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or negative versions of those words, other comparable words or other statements that do not relate to historical or factual matters. The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including, but not limited to: changes in the markets in which we invest; changes in the financial, capital, and lending markets; an economic downturn and its impact on the ability of our portfolio companies to operate and the investment opportunities available to us; the impact of interest rate volatility on our business and our portfolio companies; the impact of supply chain constraints and labor shortages on our portfolio companies; and the elevated levels of inflation and its impact on our portfolio companies and the industries in which we invests, as well as those described from time to time in our filings with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which it is made. The Company undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call, whether as a result of new information, future developments or otherwise, except as required by law. Readers should not place undue reliance on any forward-looking statements and are encouraged to review the Company’s Annual Report on Form 10-Q for the fiscal quarter ended August 31, 2024 and subsequent filings, including the “Risk Factors” sections therein, with the Securities and Exchange Commission for a more complete discussion of the risks and other factors that could affect any forward-looking statements.

Contacts:

Saratoga Investment Corporation

535 Madison Avenue, 4th Floor

New York, NY 10022

Henri Steenkamp

Chief Financial Officer

Saratoga Investment Corp.

212-906-7800

Lena Cati

The Equity Group Inc.

212-836-9611

Val Ferraro

The Equity Group Inc.

212-836-9633

Financials

Saratoga Investment Corp.

Consolidated Statements of Assets and Liabilities

	August 31, 2024	February 29, 2024
	(unaudited)
ASSETS
Investments at fair value
Non-control/Non-affiliate investments (amortized cost of $932,599,967 and $1,035,879,751, respectively)	$963,176,509	$1,019,774,616
Affiliate investments (amortized cost of $27,197,048 and $26,707,415, respectively)	29,193,438	27,749,137
Control investments (amortized cost of $79,244,797 and $117,196,571, respectively)	48,341,503	91,270,036
Total investments at fair value (amortized cost of $1,039,041,812 and $1,179,783,737, respectively)	1,040,711,450	1,138,793,789
Cash and cash equivalents	84,569,590	8,692,846
Cash and cash equivalents, reserve accounts	77,434,591	31,814,278
Interest receivable (net of reserve of $21,216 and $9,490,340, respectively)	10,085,266	10,298,998
Management fee receivable	333,826	343,023
Other assets	1,567,007	1,163,225
Current income tax receivable	1,931	99,676
Total assets	$1,214,703,661	$1,191,205,835

LIABILITIES
Revolving credit facilities	$52,500,000	$35,000,000
Deferred debt financing costs, revolving credit facilities	(1,651,311)	(882,122)
SBA debentures payable	214,000,000	214,000,000
Deferred debt financing costs, SBA debentures payable	(5,306,833)	(5,779,892)
8.75% Notes Payable 2025	20,000,000	20,000,000
Discount on 8.75% notes payable 2025	(61,587)	(112,894)
Deferred debt financing costs, 8.75% notes payable 2025	(2,557)	(4,777)
7.00% Notes Payable 2025	12,000,000	12,000,000
Discount on 7.00% notes payable 2025	(132,133)	(193,175)
Deferred debt financing costs, 7.00% notes payable 2025	(16,212)	(24,210)
7.75% Notes Payable 2025	5,000,000	5,000,000
Deferred debt financing costs, 7.75% notes payable 2025	(46,883)	(74,531)
4.375% Notes Payable 2026	175,000,000	175,000,000
Premium on 4.375% notes payable 2026	439,902	564,260
Deferred debt financing costs, 4.375% notes payable 2026	(1,283,387)	(1,708,104)
4.35% Notes Payable 2027	75,000,000	75,000,000
Discount on 4.35% notes payable 2027	(254,551)	(313,010)
Deferred debt financing costs, 4.35% notes payable 2027	(859,567)	(1,033,178)
6.25% Notes Payable 2027	15,000,000	15,000,000
Deferred debt financing costs, 6.25% notes payable 2027	(237,503)	(273,449)
6.00% Notes Payable 2027	105,500,000	105,500,000
Discount on 6.00% notes payable 2027	(105,834)	(123,782)
Deferred debt financing costs, 6.00% notes payable 2027	(1,871,368)	(2,224,403)
8.00% Notes Payable 2027	46,000,000	46,000,000
Deferred debt financing costs, 8.00% notes payable 2027	(1,099,544)	(1,274,455)
8.125% Notes Payable 2027	60,375,000	60,375,000
Deferred debt financing costs, 8.125% notes payable 2027	(1,358,240)	(1,563,594)
8.50% Notes Payable 2028	57,500,000	57,500,000
Deferred debt financing costs, 8.50% notes payable 2028	(1,474,914)	(1,680,039)
Base management and incentive fees payable	9,316,716	8,147,217
Deferred tax liability	4,417,880	3,791,150
Accounts payable and accrued expenses	1,497,040	1,337,542
Interest and debt fees payable	4,001,012	3,582,173
Directors fees payable	80,000	-
Due to Manager	784,693	450,000
Total liabilities	842,649,819	820,981,727

Commitments and contingencies

NET ASSETS
Common stock, par value $0.001, 100,000,000 common shares authorized, 13,745,769 and 13,653,476 common shares issued and outstanding, respectively	13,746	13,654
Capital in excess of par value	373,087,033	371,081,199
Total distributable deficit	(1,046,937)	(870,745)
Total net assets	372,053,842	370,224,108
Total liabilities and net assets	$1,214,703,661	$1,191,205,835
NET ASSET VALUE PER SHARE	$27.07	$27.12

Asset Coverage Ratio	159.6%	161.1%

Saratoga Investment Corp.

Consolidated Statements of Operations

(unaudited)

	For the three months ended
	August 31, 2024	August 31, 2023
INVESTMENT INCOME
Interest from investments
Interest income:
Non-control/Non-affiliate investments	$35,721,214	$28,489,719
Affiliate investments	491,015	907,064
Control investments	1,247,256	2,085,448
Payment in kind interest income:
Non-control/Non-affiliate investments	1,654,044	493,338
Affiliate investments	250,346	215,547
Control investments	1,277	142,289
Total interest from investments	39,365,152	32,333,405
Interest from cash and cash equivalents	1,671,031	539,093
Management fee income	792,323	817,250
Dividend income(*):
Non-control/Non-affiliate investments	162,779	94,613
Control investments	915,590	1,536,970
Total dividend from investments	1,078,369	1,631,583
Structuring and advisory fee income	35,000	45,000
Other income	61,500	147,814
Total investment income	43,003,375	35,514,145

OPERATING EXPENSES
Interest and debt financing expenses	13,128,941	12,413,462
Base management fees	4,766,445	4,840,899
Incentive management fees expense (benefit)	4,550,270	2,481,473
Professional fees	125,886	486,673
Administrator expenses	1,133,333	904,167
Insurance	77,597	81,901
Directors fees and expenses	80,000	111,000
General and administrative	821,584	467,116
Income tax expense (benefit)	121,921	(237,330)
Total operating expenses	24,805,977	21,549,361
NET INVESTMENT INCOME	18,197,398	13,964,784

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) from investments:
Non-control/Non-affiliate investments	558,701	-
Control investments	(34,007,428)	-
Net realized gain (loss) from investments	(33,448,727)	-
Net change in unrealized appreciation (depreciation) on investments:
Non-control/Non-affiliate investments	32,524,852	(11,657,451)
Affiliate investments	353,445	39,648
Control investments	(4,150,142)	5,880,232
Net change in unrealized appreciation (depreciation) on investments	28,728,155	(5,737,571)
Net change in provision for deferred taxes on unrealized (appreciation) depreciation on investments	(159,187)	(221,206)
Net realized and unrealized gain (loss) on investments	(4,879,759)	(5,958,777)
Realized losses on extinguishment of debt	-	(110,056)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$13,317,639	$7,895,951

WEIGHTED AVERAGE - BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE	$0.97	$0.65
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED	13,726,142	12,158,440

*	Certain prior period amounts have been reclassified to conform to current period presentation.

Saratoga Investment Corp.

Consolidated Statements of Operations

(unaudited)

	For the six months ended
	August 31, 2024	August 31, 2023
INVESTMENT INCOME
Interest from investments
Interest income:
Non-control/Non-affiliate investments	$66,945,491	$54,800,512
Affiliate investments	987,855	1,634,150
Control investments	3,244,368	4,131,308
Payment in kind interest income:
Non-control/Non-affiliate investments	1,717,874	618,233
Affiliate investments	491,450	423,136
Control investments	284,590	283,852
Total interest from investments	73,671,628	61,891,191
Interest from cash and cash equivalents	2,295,662	1,343,382
Management fee income	1,596,779	1,634,038
Dividend income(*):
Non-control/Non-affiliate investments	412,270	112,033
Control investments	2,212,640	3,360,480
Total dividend from investments	2,624,910	3,472,513
Structuring and advisory fee income	445,843	1,474,222
Other income	1,046,703	330,842
Total investment income	81,681,525	70,146,188

OPERATING EXPENSES
Interest and debt financing expenses	26,091,022	24,106,284
Base management fees	9,749,025	9,405,088
Incentive management fees expense (benefit)	8,135,004	2,584,821
Professional fees	1,125,196	972,723
Administrator expenses	2,208,333	1,722,917
Insurance	155,193	163,802
Directors fees and expenses	193,000	200,068
General and administrative	1,430,711	1,297,844
Income tax expense (benefit)	61,638	(231,093)
Total operating expenses	49,149,122	40,222,454
NET INVESTMENT INCOME	32,532,403	29,923,734

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) from investments:
Non-control/Non-affiliate investments	558,701	90,691
Control investments	(55,202,425)	-
Net realized gain (loss) from investments	(54,643,724)	90,691
Net change in unrealized appreciation (depreciation) on investments:
Non-control/Non-affiliate investments	46,681,677	(13,385,585)
Affiliate investments	954,668	(205,636)
Control investments	(4,976,759)	(8,468,657)
Net change in unrealized appreciation (depreciation) on investments	42,659,586	(22,059,878)
Net change in provision for deferred taxes on unrealized (appreciation) depreciation on investments	(620,188)	(161,799)
Net realized and unrealized gain (loss) on investments	(12,604,326)	(22,130,986)
Realized losses on extinguishment of debt	-	(110,056)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$19,928,077	$7,682,692

WEIGHTED AVERAGE - BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE	$1.45	$0.64
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED	13,704,759	12,011,180

*	Certain prior period amounts have been reclassified to conform to current period presentation.

Supplemental Information Regarding Adjusted Net Investment Income, Adjusted Net Investment Income Yield and Adjusted Net Investment Income per Share

On a supplemental basis, Saratoga Investment provides information relating to adjusted net investment income, adjusted net investment income yield and adjusted net investment income per share, which are non-GAAP measures. These measures are provided in addition to, but not as a substitute for, net investment income, net investment income yield and net investment income per share. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or reversal attributable to realized and unrealized gains. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year. In addition, Saratoga Investment accrues, but does not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. All capital gains incentive fees are presented within net investment income within the Consolidated Statements of Operations, but the associated realized and unrealized gains and losses that these incentive fees relate to, are excluded. As such, Saratoga Investment believes that adjusted net investment income, adjusted net investment income yield and adjusted net investment income per share is a useful indicator of operations exclusive of any capital gains incentive fee expense or reversal attributable to gains. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income, net investment income yield to adjusted net investment income yield and net investment income per share to adjusted net investment income per share for the three and six months ended August 31, 2024 and August 31, 2023.

	For the Three Months Ended
	August 31, 2024	August 31, 2023

Net Investment Income	$18,197,398	$13,964,784
Changes in accrued capital gains incentive fee expense/ (reversal)	-	(808,452)
Adjusted net investment income	$18,197,398	$13,156,332

Net investment income yield	19.7%	16.0%
Changes in accrued capital gains incentive fee expense/ (reversal)	-	(1.0)%
Adjusted net investment income yield (1)	19.7%	15.0%

Net investment income per share	$1.33	$1.15
Changes in accrued capital gains incentive fee expense/ (reversal)	-	(0.07)
Adjusted net investment income per share (2)	$1.33	$1.08

(1)	Adjusted net investment income yield is calculated as adjusted net investment income divided by average net asset value.
(2)	Adjusted net investment income per share is calculated as adjusted net investment income divided by weighted average common shares outstanding.

	For the Six Months Ended
	August 31, 2024	August 31, 2023

Net Investment Income	$32,532,403	$29,923,734
Changes in accrued capital gains incentive fee expense/ (reversal)	-	(3,918,274)
Adjusted net investment income	$32,532,403	$26,005,460

Net investment income yield	17.6%	17.2%
Changes in accrued capital gains incentive fee expense/ (reversal)	-	(2.3)%
Adjusted net investment income yield (1)	17.6%	14.9%

Net investment income per share	$2.37	$2.49
Changes in accrued capital gains incentive fee expense/ (reversal)	-	(0.32)
Adjusted net investment income per share (2)	$2.37	$2.17

(3)	Adjusted net investment income yield is calculated as adjusted net investment income divided by average net asset value.
(4)	Adjusted net investment income per share is calculated as adjusted net investment income divided by weighted average common shares outstanding.